SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

EFOODSAFETY.COM, INC.
(Exact name of registrant as specified in its charter)

Nevada	62-1772151
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1370 St. George Circle Prescott, Arizona	86301
(Address of principal executive offices)	(Zip Code)

2004 Consultant Stock Plan
(Full title of the plan)

Clarence W. Karney
1370 St. George Circle
Prescott, Arizona 86301

(Name and address of agent for service)

(928) 717-1088
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	300,000	$0.59	$177,000	$22.60

(1)     Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)     Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on July 9, 2004, as reported on the OTC Electronic Bulletin Board.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents are hereby incorporated by reference into this registration statement:

    (a)        The Annual Report for the fiscal year ended April 30, 2004, filed by the registrant with the Securities and Exchange Commission (the “Commission”) on Form 10KSB on August 13, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

    (b)        The quarterly report for the quarter ended July 31, 2003, filed by the registrant with the Commission on Form 10QSB on August 26, 2003.

    (c)        The quarterly report for the quarter ended November 31, 2003, filed by the registrant with the Commission on Form 10QSB on December 15, 2003.

    (d)        The quarterly report for the quarter ended January 31, 2004, filed by the registrant with the Commission on Form 10QSB on March 15, 2004.

    (e)        In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

        Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement.

Item 6. Indemnification of Directors and Officers.

Section 78(1)(2)(3) & (4) of the Nevada Revised Statutes (the “NRS”) permits corporations to indemnify a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation and By-laws do not include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, but our By-laws do permit us the Corporation to indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as appropriate, subject to applicable law.

        Our By-laws, Article X Section 3, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Nevada law would permit indemnification.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

5.	Opinion regarding legality
23.1	Consent of Robison Hill & Co.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)
99.1	2004 Consultant Stock Plan

Item 9. Undertakings.

    (a)        The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Prescott, Arizona, on this 11th day of August, 2004.

EFOODSAFETY.COM, INC. A Nevada Corporation /s/ Clarence W. Karney By: Clarence W. Karney Its: Chief Executive Officer

Special Power of Attorney

        The undersigned constitute and appoint Clarence W. Karney their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Dated: August 11, 2004	/s/ Patricia Ross-Gruden Patricia Ross-Gruden, President, Treasurer and Director
Dated: August 11, 2004	/s/ Clarence W. Karney Clarence W. Karney, Chief Executive Officer, Secretary and Director
Dated: August 11, 2004	/s/ Scott McFee Scott McFee, Vice-President Operations and Director
Dated: August 11, 2004	/s/ Richard Speidell Richard Speidell, Chief Operating Officer and Director
Dated: August 11, 2004	/s/ Robert Bowker Robert Bowker, President of Knock-out Technologies and Director
Dated: August 11, 2004	/s/ William R. Nelson William R. Nelson, Vice President Research & Development and Director
Dated: August 11, 2004	/s/ Ralph Baughman Ralph Baughman, Director

INDEX TO EXHIBITS

Exhibit Number	Description
5. 23.1 23.2 99.1	Opinion regarding legality Consent of Robison Hill & Co. Consent of Richardson & Patel LLP (included in Exhibit 5) 2004 Consultant Stock Plan